Exhibit 99.1

MANHATTAN BANCORP

Contact Information:
Terry L. Robinson	Dean Fletcher
President /Chief Executive Officer	Executive Vice President/Chief Financial Officer
Phone: (310) 606-8080	Phone: (310) 606-8000
Fax: (310) 606-8090	Fax: (310) 606-8090

MANHATTAN BANCORP REPORTS FINANCIAL RESULTS FOR FIRST QUARTER 2011

LOS ANGELES, CA — April 29, 2011 — Manhattan Bancorp (“Company”) (OTCBB: MNHN), the holding company of Bank of Manhattan, N. A. (“Bank”), and MBFS Holdings, Inc., which owns a majority interest in Banc of Manhattan Capital, LLC, announced today its financial results for the quarter ended March 31, 2011.  The Company reported a net loss of $1,540,000, or $.36 per share for the three months ended March 31, 2011, compared with losses of $1,314,000 and $1,241,000 for the fourth and first quarters of 2010, respectively.

FINANCIAL HIGHLIGHTS FOR THE QUARTER

•                  Total assets at March 31, 2011 were $146.0 million, a 8.6% increase from March 31, 2010

•                  Total deposits increased 15.5% during the previous year, to $116.7 million as of March 31, 2011

•                  Non-interest bearing deposits increased 55.2% during the previous year, to $47.8 million as of March 31, 2011

•                  Net loans outstanding were flat for the year, with $84.1 million outstanding as of March 31, 2011

•                  Credit quality remained strong with no past due loans, no non-performing loans and no Other Real Estate Owned.

•                  The Allowance for Loan and Lease Losses represented 2.33% of total outstanding loans as of March 31, 2011 compared with 2.10% and 1.74% of total outstanding loans as of December 31, 2010 and March 31, 2010, respectively

•                  The net interest margin expanded to 4.14% for the first quarter of 2011, compared to 3.99% for the first quarter of 2010

•                  Capital ratios for the Bank as of March 31, 2011 exceed the levels required to be considered “well-capitalized” under generally applicable regulatory guidelines (the highest level determined by the regulatory agencies), with a Total Risk-Based Capital Ratio of 23.0%,  a Tier 1 Risk-Based Capital Ratio of 21.8% and a Tier 1 Leverage Ratio of 15.4%.

President & Chief Executive Officer Terry L. Robinson stated “While we have reported a significant loss in this first quarter, it is not reflective of our long-term prospects.  During the past six months, we have invested heavily in building our Bank’s mortgage division, which has added expenses in advance of realizing any significant related revenue.  Also, loan production in both the mortgage and commercial divisions was affected by seasonal factors and declining loan demand throughout our industry.  Despite some headwinds, we foresee improving financial metrics beginning with the second quarter.”  “The Board remains optimistic regarding 2011. The Company benefits from excellent loan quality and a strong capital base.    We are making progress in integrating our core community bank, containing a retail mortgage division, with our mortgage-centric broker-dealer,” stated Board Chairman Grant Couch.

The Bank, which opened for business on August 15, 2007, is a full service bank headquartered in the South Bay area of Los Angeles, California.  The Bank’s primary focus is relationship banking and residential mortgages to entrepreneurs, family-owned and closely-held middle market businesses, real estate investors and professional service firms. The Company, through its wholly owned subsidiary, MBFS Holdings, Inc., also owns a majority interest in Manhattan Capital Markets LLC.  Manhattan Capital Markets LLC is a holding company for multiple wholly-owned subsidiaries, including BOM Capital LLC, a full service mortgage-centric broker/dealer. Additional information is available at www.BankManhattan.com.

FORWARD LOOKING STATEMENTS

Certain matters discussed in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements relate to the Company’s current expectations regarding deposit and loan growth, operating results and the strength of the local economy.  These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements.  These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, a decline in economic conditions and increased competition among financial service providers on Bank of Manhattan’s operating results, ability to attract deposit and loan customers and the quality of Bank of Manhattan’s earning assets; (2) government regulation; and (3) the other risks set forth in the Company’s December 31, 2010 10-K, ITEM 1A. Risk Factors filed with the Securities and Exchange Commission.  The Company does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

Financial Data-Manhattan Bancorp and Subsidiaries

(Unaudited)

	Quarter Ended	Quarter Ended	Quarter Ended
	Mar 31,	Dec 31,	Mar 31,
(In thousands)	2011	2010	2010

Balance Sheet - At Period End
Cash and due from banks	$2,857	$1,846	$2,052
Investments and Fed funds sold	54,303	55,491	43,288
Net loans	84,124	90,871	83,870
Other assets	4,675	4,740	5,150
Total Assets	$145,959	$152,948	$134,360

Non-interest-bearing deposits	$47,818	$52,894	$30,810
Interest-bearing deposits	68,838	69,351	70,211
Other borrowings	4,500	4,500	4,500
Other liabilities	1,963	1,873	1,555
Stockholders’ equity, including minority interest	22,840	24,330	27,284
Total Liabilities and Shareholders’ Equity	$145,959	$152,948	$134,360

Income Statement
Interest income (not tax-equivalent)	$1,498	$1,639	$1,576
Interest expense	217	228	289
Net interest income	1,281	1,411	1,287
Provision for loan losses	—	—	370
Net interest income after provision for loan losses	1,281	1,411	917

Non-interest income	2,109	1,878	1,744
Non-interest expense, including taxes	4,930	4,603	3,902
Net Loss, excluding minority interest	$(1,540)	$(1,314)	$(1,241)

Return on average assets	-4.46%	-3.73%	-3.90%
Return on average equity	-25.15%	-21.18%	-19.16%
Net interest margin	4.14%	4.59%	3.99%

Per share:
Net loss -Manhattan Bancorp shareholders- basic	$(0.36)	$(0.30)	$(0.33)
Weighted average shares used	3,988	3,988	3,988
Book value per common share at period end	$5.70	$6.05	$6.75
Ending shares	3,988	3,988	3,988

Assets Quality & Capital - At Period-End
Non-accrual loans	$—	$—	$—
Loans past due 90 days or more	—	—	—
Other real estate owned	—	—	—
Total non-performing loans	$—	$—	$—

Allowance for loan loss/total gross loans	2.33%	2.10%	1.74%
Non-accrual loans /total gross loans	N/A	N/A	N/A
Non-performing assets to total assets	N/A	N/A	N/A